GEORGIA-PACIFIC CORPORATION

    KEY SALARIED EMPLOYEES GROUP INSURANCE PLAN (Effective January 1, 1987)
                                POST-1986 GROUP

                                   ARTICLE I

                                    PURPOSE


1.1  Purpose of the Plan


       The purpose of the Georgia-Pacific Corporation Key Salaried Employees Group Insurance Plan/Post-1986 Group (the "Plan") is to provide pre-retirement death and accident benefits for certain key executive employees of Georgia-Pacific Corporation (the "Company"). The death and accident benefits provided herein are intended to assist in securing the goodwill, loyalty and efficiency of the covered key executives, to minimize employee turnover and to attract and retain highly qualified employees. The Plan is intended to be an unfunded welfare plan maintained by the employer for the purpose of providing benefits for a select group of management: employees pursuant to Section 104(a)(3) of the Employee Retirement Income Security Act of 1974 (ERISA), and Labor Department Regulation Section 2520.104-24, thereunder.

                                   ARTICLE II

                            LIFE INSURANCE BENEFITS


2.1     Participation


       All salaried employees who are actively at work and whose basic annual salaries equal or exceed $100,000 shall become participants in the Plan, provided that salaried employees who are eligible to participate in the Georgia-Pacific Key Salaried Employees Group Insurance Plan/Pre-1987 Group will not be eligible to participate in this Plan. Participation shall commence on the January 1 as of which the compensation standard is met. In the event an employee is otherwise eligible but is not actively at work, such employee shall commence participation upon return to active employment. Once an employee has become a Participant in the Plan, the employee shall continue to participate notwithstanding the future failure of employee to meet the minimum annual salary requirements for new Participants.

2.2       Amount of Coverage


       a. Normal Coverage.  Each Participant in the Plan will receive death benefit coverage equal to the amount indicated below opposite the Participant's age as of January 1 of the year of determination:




                                   Insurance Coverage As A
     Age                           Multiple of Basic Annual Salary


Under 45                                 5x

45-49                                    4x

50-54                                   3x

55 and Over                              2x

Notwithstanding the foregoing, coverage shall be issued only in multiples of $25,000 and should the product of the above-referenced coverage multiple and a Participant's salary not equal a multiple of $25,000, such Participant's coverage shall be issuedin an amount equal to the next larger multiple of $25,000. The amount of coverage shall be adjusted effective as of each January 1 on and after January 1, 1987, if necessary, to take account of any increase in Participant's salary during the intervening year effective on that January 1 and any change of coverage pursuant to the coverage schedule (using the Participant's age on that January 1). No adjustment shall be made solely because of a decrease in Participant's salary.

       b. Maximum Coverage. The maximum coverage for any Participant to be issued under this Plan shall be $1,000,000.

2.3  Duration of Coverage

    a. Active Employment. Each participant at all times shall remain eligible for the coverage provided for heroin so long as the Participant shall remain a salaried employee actively employed by the Company.

    b. Upon Retirement From Company. Except as provided below in subsections c and d, coverage under the Life Insurance portion of the Plan shall cease upon termination of employment with the Company for any reason.

    c. Upon Separation From Service On Account of Disability. A Participant shall continue to be covered by the Plan following his termination of employment in the event that such termination was occasioned by his becoming totally disabled.

    d. Upon Separation From Service For Other Than Disability. A Participant terminating employment for reasons other than disability shall continue to be covered by the Plan for thirty-one (31) days following the date of such termination. Within the thirty-one (31) day period the terminating Participant may convert any group insurance policy contract on his life held by the Plan to an individual life insurance policy pursuant to the terms and conditions imposed by the insurance company issuing coverage under the Plan.

2.4  Additional Compensation to Participants

       In addition to the basic annual salary paid to a Participant, the Company agrees to pay to each actively employed Participant, a bonus equal to fifty percent (50%) of the taxable value of the Company-purchased death benefit coverage as determined under applicable law (such bonus to be withheld for taxes).

                                  ARTICLE III

                      PERSONAL ACCIDENT INSURANCE BENEFITS


3.1  Participation

       In addition to any benefit which may be payable pursuant to Article II of the Plan, any active employee of the Company eligible for Life Insurance Benefits as provided in Article II of this Plan, shall be eligible for Accident Insurance Benefits hereunder.

3.2  Amount of Coveraqe

       A Participant injured in an accident shall be eligible for a fraction of the maximum coverage provided in subparagraph a of this Section 3.21according to the level of loss schedule provided in subparagraph b, below.
       a. Maximum Coverage. Each Participant in the Personal Accident Insurance portion of this Plan shall receive the following Personal Accident Insurance Coverage:

          Classification                Maximum Coverage

Participants who are officers           $250,000
  of the Company

Participants who are not                $200,000
       officers of the Company

       b. Level of Loss. The proportion of the maximum coverage benefits payable to an injured participant shall be:

Type of Accident*                 Amount


Loss of Life                       Full amount of maximum
                                   coverage provided in 3.2(a)
                                   (paid to Participant's
                                   beneficiary)

Loss of:                           Full amount of maximum
     Both hands                    coverage provided in S.2(a) (paid
     Both feet                     to Participant)
     Sight of both eyes
     One hand and one foot
     One hand and sight of
     one eye
     One foot and sight of
     one eye

Loss of:                           1/2 the amount of maximum
     One hand                      coverage provided in 3.2(a)
     One foot                      (paid to Participant)
     Sight of one eye

*Total payment for all losses due to one accident will not be more than the maximum amount of,the coverage provided in Section 3.2(a).

       c. Limitations. Notwithstanding the foregoing, no benefit shall be payable on account of a loss occurring more than 365 days after the accident, or any loss occurring on account of:

       i.  War (including undeclared war and armed aggression),

       ii.  Suicide, attempted suicide or intentionally self-inflicted injury,

       iii.  Bodily or mental infirmity or disease,

       iv. Infection (other than pyogenic infection of an accidental cut or wound),

       v. Travel in an aircraft, except as a passenger, in a civilian aircraft or its military equivalent piloted by a qualified licensed pilot or military equivalent. (You are also not covered if you act as a member of the fight crew.)

3.3  Duration of Coverage


     A Participant shall be covered by the Personal Accident Insurance portion of the Plan so long as he is eligible to participate in the Life Insurance port.ion of the Plan and remains actively employed by the Company. Coverage shall cease upon termination of employment with the Company for any reason.

                                   ARTICLE IV

                              PAYMENT OF BENEFITS


4.1      Payment of Benefits


     Benefits under the Plan shall be paid in accordance with the terms and conditions of the Plan and of any group insurance policy or policies then funding the Plan to such beneficiary or beneficiaries as may be designated by the Participant upon a written election form. In the event that no beneficiary has been designated, then the benefits under the Plan shall be paid to the first surviving class of the following classes of successive preference beneficiaries:
(a) Participant's spouse, (b) Participant's surviving children, (c) Participant's surviving parents, (d) Participant's surviving brothers and sisters, or (e) Participant's executor or administrator.

                                   ARTICLE V

                                    FUNDING


     5.1 Funding of the Plan. Notwithstandig anything in this Plan to the contrary, the Company shall have sole discretion in determining the methods used to fund the benefits provided under the Plan.

     5.2 Employee Contributions. No Participant contributions shall be required with respect to the benefits provided in the Plan, and all such benefits will be funded solely by the Company.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS


6.1  Plan Administration

       The Plan will be administered by the Compensation Committee of the Board of Directors of the Company. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Company, Shareholders, Participants and other employees. The Committee shall have the authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

       The Committee is expressly authorized to appoint one individual, who need not be a member of the Committee, to act as its agent in the management and administration of this Plan. Such individual shall be empowered to undertake all of the obligations of the Committee as provided herein, and shall serve at the pleasure of the Committee.

6.2  Amendment and Plan Termination

       The Board of Directors of the Company expressly reserves the right to amend or terminate the Plan at any time, provided however that no amendment or termination shall have the effect of terminating or reducing the coverage amount (as determined pursuant to Sections 2.2 and 3.2a) of any employee who at the time of amendment or termination was covered by the Plan. The coverage provided each Participant on the date of amendment or termination shall continue at the level then in effect notwithstanding the fact that such amendment or termination may preclude increased coverage or new participants.

6.3  Assiqnment of Benefits

       Except as specifically provided in this Section, a Participant may not, either voluntarily or involuntarily assign, anticipate, alienate, commute, pledge or encumber any benefits to which he or she is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.

       Notwithstanding the foregoing, nothing in this Section shall prohibit a Participant from assigning, by gift, the ownership of any policy of insurance issued upon Participant's life, either directly to or in trust for the benefit of to one or more of the following: (a) Participant's spouse, (b) ancestors of Participant or Participant's spouse, (c) Participant's lineal descendants, or
(d) Participant's siblings. An assignment may be made by written notification to the Plan and to the underlying insurer in such manner and form as shall be prescribed by the Compensation Committee.

6.4  Continued Employment

       Although the Company intends the accident and death benefits provided by the Plan to be a term of employment and a part of each Participant's compensation and benefits package, nothing in the establishment of the Plan is to be construed as giving any Participant the right to be retained in the employment of the Company.

6.5  Effective Date

       This Plan shall be effective as of the later of the date of its adoption by the Board of Directors of the Company of January 1, 1987.